Exhibit 99.1

Propell Announces Change to the Board of Directors

Oil Veteran to Join Board

HOUSTON, Texas, July 2, 2013 (GLOBE NEWSWIRE via COMTEX) -- via PRWEB - Propell Technologies Group Inc. (“Propell” or the “Company”) (OTC: PROP) announces a change to its Board of Directors. Ed Bernstein has tendered his resignation as a director and the Propell board has appointed Dan Steffens as his replacement.

Dan Steffens has more than 30 years in the energy sector and is the President of Energy Prospectus Group (EPG) in Houston, Texas. EPG has over 400 members that are primarily high net worth individual investors that are heavily invested in the energy sector. EPG publishes a monthly newsletter and over 80 profiles each year on publicly traded companies. Mr. Steffens is a 1976 graduate of Tulsa University with an undergraduate degree in Accounting and a Masters in Taxation. Mr. Steffens began his career in public accounting, becoming licensed as a CPA in 1978. After four years in public accounting, he transitioned to the oil & gas industry in 1979 when he served as the CFO for Investek, Inc. in Wichita Falls, Texas and then as CFO for Oklahoma Petroleum Management in Tulsa, Oklahoma before joining Amerada Hess Corporation (HES) in November, 1983 as the Tax Manager for their United States E&P Division. After a series of promotions, he served as the Hess United States E&P Division Controller in Houston, Texas from 1994 to 2001. In addition to forming the Energy Prospectus Group in 2001, Mr. Steffens provides consulting services to several oil & gas industry companies in the areas of taxation, financial systems & controls improvements and restructurings.

John Huemoeller II, Propell’s President and CEO, commented, “We thank Ed for helping to launch Propell, and we welcome Dan’s extensive energy market experience to the board. We believe that Dan will make a significant contribution to Propell’s growth.”

About Propell

Novas Energy USA is a wholly owned subsidiary of Propell Technologies, PROP. Novas Energy USA develops and implements next generation enhanced oil recovery tools and processes in the U.S. oil services industry that has been shown to significantly improve existing well recovery and production volumes. For more information, visit  http://www.novasenergyusa.com or call 713-227-0480, Novas Energy USA, 1701 Commerce Street, Houston, Texas 77002.

SAFE HARBOR STATEMENT This news release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words “believe,” “anticipate,” “expect,” “intend,” “estimate,” and similar expressions. All statements in this document regarding the future outlook related to Novas Energy USA and Propell are forward-looking statements, including the expected contribution of Mr. Steffens and the growth of Propell. Such statements are based on the current expectations, beliefs, estimates and projections of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional uncertainties and risks are described in our most recently filed SEC documents, such as our most recent annual report on Form 10-K and quarterly report on Form 10-Q. For a more detailed discussion of factors that affect Propell’s operations, please refer to the Company’s Securities and Exchange Commission filings. Copies of this filing are available through the SEC website at  http://www.sec.gov. All forward-looking statements are based upon information available to us on the date hereof. Propell undertakes no obligation to update this forward-looking information.